Exhibit 1.01
Credo Technology Group Holding Ltd
CONFLICT MINERALS REPORT
(For the reporting period January 1, 2025 to December 31, 2025)

INTRODUCTION
This Conflict Minerals Report (the “Report”) for Credo Technology Group Holding Ltd (the “Company”, “Credo”, “we”, “us” or “our”) is provided in accordance with Rule 13p-1 (the “Rule”) and specialized disclosure report on Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2025 to December 31, 2025 and, unless otherwise indicated herein with respect to a particular statement, covers the activities of all Company subsidiaries. The Report is being filed as Exhibit 1.01 to our specialized disclosure report on Form SD and is also posted on our website at https://investors.credosemi.com under the heading “Financials” → “SEC Filings”. Information contained on or accessible through our website is for general information purposes only and is not part of this Report.
The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants who manufacture or contract to manufacture products containing the minerals and metals referred to in the Rule as “Conflict Minerals”. The Democratic Republic of the Congo (“DRC”) and its adjoining countries have reserves of Conflict Minerals, some of which are illegally sourced and traded by armed groups who are responsible for significant human rights violations. “Armed groups” mean an armed group that is identified as a perpetrator of serious human rights abuses in the annual Country Reports on Human Rights Practices under Sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. The purpose of the Rule is to encourage companies whose products contain Conflict Minerals to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The DRC and its adjoining countries - Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia - are sometimes referred to in this Report as the “Covered Countries”.
We are subject to the Rule because we use tin, tantalum, tungsten and gold (“3TG”) in the design and manufacture of many of our products and are therefore a “downstream” company in the conflict minerals supply chain. Accordingly, we are required under the Rule to conduct a reasonable country of origin inquiry (“RCOI”) designed to determine in good faith whether any 3TG in our supply chain either originated in the Covered Countries or came from recycled or scrap materials. We do not directly source 3TG from mines, smelters or refiners.
Company and Product Overview
At Credo, our mission is to transform connectivity at scale through fast, reliable and energy-efficient system solutions. The Company’s highspeed copper and optical interconnect products deliver industry-leading power and performance at up to 1.6T to meet the ever-expanding data infrastructure demands of AI. The Company’s product portfolio includes ZeroFlap ("ZF") Active Electrical Cables ("AECs") and ZF optical transceivers, OmniConnect memory solutions and a suite of retimers and DSPs for optical and copper Ethernet and PCIe, all leveraging the Company’s PILOT diagnostic and analytics software platform. The Company’s innovations enable our customers to connect the systems that connect the world.

Our connectivity solutions are optimized for optical and electrical Ethernet, PCIe and emerging UALink, ESUN and SUE applications, ranging in speeds from 32G (or Gigabits per second per lane) to 200G. Our products are based on our own optimized Serializer/Deserializer ("SerDes") and Digital Signal Processor ("DSP") technologies. Our product families include integrated circuits ("ICs"), AECs and SerDes Chiplets. Our intellectual property ("IP") solutions consist primarily of SerDes IP licensing.

Artificial Intelligence ("AI") has bred a new generation of data centers over the past 5 years that depend much more heavily on high speed, reliable communications for Front End, Scale Out, Scale Up and emerging Scale In Networks. Our proprietary SerDes and DSP technologies enable us to achieve similar performance to leading competitors’ products but at a lower cost and more highly available legacy node (n-1 advantage). Beyond power and performance, Credo continues to innovate to address customers’ system level requirements. We partnered with Oracle to develop our ZeroFlap Optics that helps address the reliability issues known as Link Flap which plague commodity options in AI data centers enabling faster AI cluster turn on and time to first revenue.

The multibillion-dollar data infrastructure market that we serve is driven largely by hyperscale data centers (hyperscalers) and emerging NeoClouds building AI/Machine Learning Infrastructure as well as general compute and data centers. The demands for increased bandwidth, better reliability and improved power efficiency have grown as AI model sizes have increased from billions to trillions of parameters and the workload has expanded from training to inference.

We design, market and sell both product, software and IP solutions. We help define industry conventions and standards within the markets we target by collaborating with technology leaders and standards bodies. We contract with a variety of manufacturing partners to build our products based on our proprietary SerDes and DSP technologies. We develop standard solutions we can sell broadly to our end markets and also develop tailored solutions designed to address specific customer needs. Once developed, these tailored solutions can generally be broadly leveraged across our portfolio and we are able to sell the part or license the IP to the broader market.

Exhibit 1.01

We have global sales, marketing and business development teams responsible for identifying and building our customer relationships. We sell our products to hyperscalers, NeoClouds and other cloud infrastructure providers. We are engaged with all of the major hyperscalers, and our customer base includes over 20 blue chip clients, including a broad mix of original equipment manufacturers (OEMs), original design manufacturers (ODMs), optical module manufacturers and other leading enterprises.

Supply Chain and Products
We are pioneering comprehensive Ethernet connectivity solutions that deliver high bandwidth, scalability, and end-to-end signal integrity for next-generation platforms. Today, we offer the following products and solutions: HiWire ZeroFlap AECs, Optical PAM4 DSPs, ZeroFlap Optical Transceivers, OmniConnect, SerDes Chiplets, PCIe Retimers, microLED solutions and PILOT software platform.

HiWire AECs®
Credo’s distinctive purple HiWire ZeroFlap AECs are plug-and-play copper interconnect cables designed for affordable, lossless operation at 100G, 200G, 400G, 800G and emerging 1.6T data speeds. AECs offer a high-performance alternative to short, thick DACs and high power, high-cost Active Optical Cables ("AOCs") for data center compute and AI applications. The applications for AECs in the data center can be categorized into Servers-TOR Racks and Leaf-Spine-Router Racks. Credo offers AEC cables up to 7m to enable reliable links from GPU to network switch for AI racks with liquid cooling. The HiWire ZeroFlap AEC solutions include CLOS, SPAN, SHIFT and SWITCH family of cables.

•Credo HiWire ZeroFlap CLOS AECs are specifically designed for high density in-rack or High Performance Computing rack-to-rack interconnect to support CLOS architectures, a type of non-blocking, multistage switching architecture that reduces the number of ports required in an interconnected fabric. With up to 50% less power than optical solutions and up to 75% less volume than DACs, these AECs enable CLOS cabling densities up to 1,000 cables per rack.
•Credo HiWire ZeroFlap SPAN AECs are a plug and play replacement of AOC for high-speed interconnects. Intended for rack-to-rack connectivity, these cables support up to 7-meter reach, consume up to 50% less power than AOCs, cost less than AOCs and offer a 10-year service life.
•Credo’s HiWire ZeroFlap SHIFT AECs provide breakout functionality to enable a single high-speed port to connect to two or four lower-speed ports. In some cases, this involves speed shifting functionality where lane speeds are changed (e.g., one lane of 112G becomes 2 lanes of 56G), modulation schemes are changed (e.g., PAM4 symbol becomes two non-return-to-zero symbols) and forward error correction is terminated and/or generated to ensure a plug and play bridge between two different speed hosts.
•Credo HiWire ZeroFlap SWITCH AECs enable a NIC to connect to two ToRs in an Active/Standby configuration for sub-millisecond failover that is fully network operating system managed. This enables the simplicity of a single NIC-ToR connector for the server and user with reliability and convergence times that are superior to legacy link aggregation structures.

Optical DSPs
Credo optical DSPs are core components within optical transceivers deployed in AI clusters, hyperscale data centers, service‑provider networks, enterprise networks, and 5G wireless infrastructure. Optical transceivers and AOCs incorporating Credo DSPs enable Ethernet connectivity over distances ranging from approximately 5 meters to more than 10 kilometers, supporting data rates from 50 Gb/s to 1.6 Tb/s and higher.
Now in their seventh generation, Credo DSPs operating at 50G/lane, 100G/lane and 200G/lane PAM4 signaling combine high performance, low latency, power efficiency, and high reliability. Integrated functional blocks include laser drivers, DSP‑based signal equalization, non‑linear distortion compensation, transmitter signal conditioning, and forward‑error correction.

The Credo Seagull family of DSPs operate at 50G per lane and includes 1×50G, 2×50G, 4×50G, and 8×50G variants supporting transceivers and AOCs from 50 Gb/s to 400 Gb/s. The portfolio also includes a product optimized for 64G Fibre Channel applications in storage‑area networking.

The Credo Dove, Lark, and Robin families operate at 100G/lane across three successive technology generations. These families include 4×100G and 8×100G DSPs with multiple integrated laser‑driver options for silicon photonics, EML, and VCSEL‑based solutions. The devices support both multimode and single‑mode optical applications at 400 Gb/s and 800 Gb/s. Each generation also offers a unidirectional 8×100G variant designed for Linear Receive Optics ("LRO"), an architecture pioneered by Credo that removes DSP functionality from the module receiver to improve energy efficiency in large‑scale AI deployments.

In September 2025, Credo introduced Bluebird, its first 200G/lane DSP, manufactured on a 3nm process node. Bluebird is designed to enable a new generation of full‑retimed and LRO‑based 1.6 Tb/s transceivers, delivering high

Exhibit 1.01
performance, low power consumption, and high reliability. Transceivers based on Bluebird target deployment in high‑density AI data centers with stringent power and cooling constraints.

ZeroFlap Optical Transceivers
Credo’s ZeroFlap optical transceivers bring an innovative system approach to address optical link flaps. As AI cluster sizes scale beyond 1GW, transceiver reliability has proven to be a limiting factor in cluster stability and uptime. Credo’s ZeroFlap optical transceivers enable better management and mitigation of optical link flaps through system hardening, advanced telemetry, and remote management.

ZeroFlap optical transceivers collect, process, and action link telemetry to identify issues before they lead to a link flap. Credo’s ZeroFlap optical transceivers include mission-mode optical link quality monitoring, non-volatile event logging, and transparent in-band messaging allowing full remote access to both ends of the link. These unique features provide a new level of reliability, operational efficiency, and productivity to AI backend networks.

Supporting 400G, 800G, and 1.6T network speeds, the ZeroFlap family consists of the following optical transceivers: 200GBASE-DR2, 400GBASE-DR4, and 800G 2xDR4.

Featuring optical performance compliant with IEEE 802.3-2022 Clause 124.7, the ZeroFlap optical transceiver family gives network operators flexibility to deploy optical connections up to 500m using parallel single mode fiber with MPO-12 optical connections.

OmniConnect

Credo’s OmniConnect is a next‑generation connectivity platform designed to address the scaling challenges of AI and data‑center infrastructure, where AI inference and compute performance is increasingly constrained by memory capacity, bandwidth, and data movement rather than compute. OmniConnect delivers a single, high‑performance SerDes‑based fabric that can be flexibly deployed for memory expansion, scale‑up, and scale‑out connectivity, simplifying system architectures while improving power efficiency and scalability.

Built using Credo’s industry‑leading 112G Very Short Reach (VSR) SerDes technology, OmniConnect provides high bandwidth, long reach, and low power. Unlike point solutions that address memory, die‑to‑die, or networking in isolation, OmniConnect is architected as a multi‑purpose, late‑bound solution, enabling customers to overcome the inference memory challenges and adapt memory and connectivity configurations as AI requirements evolve, without costly redesigns or advanced packaging dependencies.

In November 2025, Credo introduced OmniConnect architecture and Weaver, the first product in the OmniConnect family. Weaver is a memory fanout gearbox designed in 5nm process node engineered to break the AI inference memory wall by extending LPDDR memory beyond the substrate. Weaver delivers 12x higher total memory bandwidth and up to 40x higher memory density compared to more conventional on-substrate LPDDR solution. This approach significantly reduces silicon area and power while enabling off-substrate memory placement. This allows AI systems to scale memory capacity and bandwidth flexibly as model requirements evolve.

SerDes Chiplets
SerDes technology enables data transmission at high rates while minimizing the number of interconnects required. As the bandwidth of interconnects increase, the complexity of the design for signal transmission increases. Our SerDes architecture has made it possible to deliver cost- and power-effective SerDes solutions in mature process nodes and make them available in chiplet form (multiple SerDes lanes in a single die) for integration with MCM, System-on-Chips (SoCs), overcoming the need for matching core logic and SerDes IP in the same process node. Our SerDes Chiplets are designed for high performance and low power from mature processes, allowing customers to fabricate their core logic in advanced processes and combine them in their MCM SoC.

PCIe Retimers

Toucan PCI Express (PCIs) Gen6.x/CXL 3.x retimers, powered by Credo’s low latency, low-power DSPs and SerDes technology, are designed to extend PCIe trace lengths between root-complex and endpoint devices such as GPUs, SMART NICs, NVMe SSDs, and CXL memory. Built using the 7nm process node, these retimers are optimized for cost-efficient production while delivering the highest performance, supporting cloud-scale datacenters and the growing demands of modern infrastructure with low latency and best-in-class signal integrity.

Our PCIe Retimer devices are designed with our low power, industry-leading SerDes IP which has been optimized for low-latency PCIe.

Exhibit 1.01
Built using the 7nm process node, these retimers are optimized for cost-efficient production while delivering the highest performance, supporting cloud-scale datacenters and the growing demands of modern infrastructure with low latency and best-in-class signal integrity.

Enabled by our Toucan family of retimers, Credo’s OSFP-XD ZeroFlap PCIe AECs provide extended range up to 7m with lossless end-to-end x16 Gen6 PCIe connectivity, allowing for transfer rates of up to 1Tb/sec

microLED Solutions
Credo is expanding its connectivity portfolio by developing solutions based on microLED technology. This next-generation optical technology is engineered to facilitate high-speed, low-latency data transmission, providing multi-Terabit throughput required to scale massive AI clusters and high-performance hyperscale data centers. By leveraging fast micron-scale LEDs and ultra-low power circuitry, these solutions address the escalating bandwidth bottlenecks in AI infrastructure.

Active LED Cables ("ALCs") are built to deliver high-speed connectivity in familiar, pluggable form-factors, like the industry-leading HiWire ZeroFlap AECs, while extending the interconnect reach up to 30m and reducing cable bulk. ALCs allow data center architects to rethink cluster design. Rather than being forced to cram GPUs into one or two racks due to distance or energy constraints, Credo’s microLED ALCs enable architects to distribute compute power across multiple racks. This flexibility significantly improves thermal management and hardware organization while maintaining the high-speed connectivity necessary for parallel processing.

These microLED solutions prioritize copper-like reliability and operational predictability. Credo integrates "zero-flap" performance in these products through rugged designs, advanced error correction, and self-healing failover schemes. To ensure maximum uptime, they utilize Predictive Integrity, Link Optimization and Telemetry ("PILOT") telemetry and monitoring to evaluate link health and isolate potential failures before they impact the network.

PILOT Software Platform
Credo’s proprietary PILOT software empowers network administrators to detect, diagnose, and resolve signal degradation before it impacts workloads—dramatically reducing link flaps and minimizing costly system maintenance and down-time. PILOT was released for evaluation on Credo’s Toucan PCIe retimers in the first quarter of fiscal 2026 and Credo made PILOT available across Credo’s SerDes, retimers and system level AECs during fiscal year 2026.

Products Covered by this Report. For the purposes of the Reasonable Country of Origin Inquiry and Due Diligence portion of this Report, unless otherwise indicated, “products” refers to the products in the product categories listed above with respect to which manufacturing was completed during calendar year 2025, and “suppliers” refers to, collectively, our direct product suppliers and our component product suppliers.
REASONABLE COUNTRY OF ORIGIN INQUIRY AND DUE DILIGENCE
To comply with the Rule, we conducted a RCOI and due diligence on the source and chain of custody of 3TG to determine whether they originated in a Covered Country and financed or benefited armed groups in any of these countries.
Reasonable Country of Origin Inquiry
Credo conducted a RCOI to determine whether any 3TG in our products originated in one of the Covered Countries or are from recycled or scrap sources. Because we do not purchase conflict minerals directly from any smelter or refiner, we rely on our suppliers to provide us with accurate information about the origin of the minerals in the products and components they supply to us. Our suppliers provide us with this information by submitting a Conflict Minerals Reporting Template (“CMRT”), a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”) to identify smelters and refiners (“SORs”) that process 3TG contained in our products. In addition to the information provided on the CMRT, we rely on (i) information from industry sources such as the RMI, (ii) information provided by our customers, and (iii) information obtained by means of our own research.
Based on the findings of our RCOI, we have reason to believe that some 3TG present in our products may have originated in the Covered Countries. We are therefore required by the Rule to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.
Due Diligence Design
On the basis of the information obtained as a result of our RCOI, we conducted a broader due diligence investigation, as described below, regarding the source and chain of custody of conflict minerals as an extension of the CMRT-based RCOI process. These due diligence measures have been designed to conform, in all material respects, with the framework specified in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, including the related Supplements on Gold, Tin, Tantalum,

Exhibit 1.01
and Tungsten (the “OECD Guidance”), specifically as the OECD Guidance pertains to downstream purchasers in the minerals supply chain. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas.
Credo’s multi-layered due diligence framework with regards to conflict minerals, which is summarized below, conforms to the OECD Guidance. The below description is intended to be a summary and does not describe all of the conflict minerals due diligence measures we performed during the Reporting Period.
Step 1: Establish Strong Company Management Systems.
•Company Policy
◦Adopted a Conflict Minerals Policy (the “Policy”) and have made it publicly available on our website at https://investors.credosemi.com under the heading "Governance" → "Governance Documents" → "Conflict Minerals Policy".
◦Adopted a Supplier Code of Conduct and have made it publicly available on our website at https://investors.credosemi.com under the heading "Governance" → "Governance Documents" → "Supplier Code of Conduct", and enforce this Supplier Code of Conduct throughout our supply chain.
•Internal Management Systems
◦Established an internal conflict minerals group led by our Legal Team to oversee Credo’s RCOI and conduct due diligence on the source and chain of custody of Credo’s necessary conflict minerals.
•System of Controls
◦Maintain material records related to our conflict minerals efforts.
◦Utilize the CMRT, a standardized reporting template developed by the RMI to identify SORs that process the necessary conflict minerals contained in our products.
•Strengthen Company Engagement with Suppliers
◦Provide the Policy to any new direct suppliers as part of Credo’s supplier onboarding process.
•Grievance Mechanism
◦Publish an email address (LegalNotices@credosemi.com) in the Policy for general inquiries.
◦Maintain a confidential Ethics Hotline as a grievance mechanism to enable employees, suppliers and stakeholders, as well as the general public to anonymously report any illegal or unethical conduct, which is available at https://www.credosemi.com/legal/ under the heading “Corporate” → “Credo Ethics Hotline Policy” → “Review this Document”.

Step 2: Identify and Assess Risk in the Supply Chain.
•Survey our supply chain using the CMRT and request that identified direct suppliers identify SORs and determine the country of origin of the minerals processed by them.
•Compare our final SORs list against the list of facilities maintained by RMI’s Responsible Minerals Assurance Process (“RMAP”) to identify which SORs are certified “conflict-free” (“Conformant”) or actively working with RMI (“Active”). RMI determines which SORs to list as Conformant or Active by conducting independent third-party assessments of each SOR’s management systems and sourcing practices and validating the SOR’s conformance with RMAP standards.
•Confirm the accuracy of the information received from our suppliers by cross-checking against data made available by the RMI and against additional information obtained either from our customers or by means of our own research to determine whether the listed SORs are in fact Conformant or Active.
•Determine if follow-up with any direct suppliers and manufacturers is necessary after the review process and based on internally defined criteria.

Step 3: Design and Implement a Strategy to Respond to Identified Risks.
•Continue to develop our risk management plan to respond appropriately to identified risks if Credo’s due diligence process discovers a smelter in our supply chain that is sourcing or processing conflict minerals from the Covered Countries and is not Conformant.
•Carry out risk mitigation efforts by encouraging suppliers to purchase materials from SORs validated as “conflict-free” by an independent auditor to demonstrate conformance with the RMAP assessment protocols and implement due diligence measures for conflict-free sourcing.
•Request and encourage direct suppliers and manufacturers, if necessary, to discontinue sourcing from SORs that are not Conformant or to encourage such SORs to participate in an independent third-party audit program to demonstrate conformance with the RMAP assessment protocols.
•Share our expectations regarding sourcing from conflict-free designated SORs with our direct suppliers and manufacturers by means of our Policy.
•Apply appropriate escalation procedures if Credo determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups.
Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence.

Exhibit 1.01
As we do not source directly from SORs, we rely on independent third parties, including the RMI, to coordinate and conduct third-party audits of these facilities and we rely on the published results of these third-party audits to validate the responsible sourcing practices of the SORs in our supply chain.
Step 5: Report Annually on Supply Chain Due Diligence.
Pursuant to the Rule, Credo is filing this Report as an exhibit to Form SD for the 2025 calendar year reporting period. Credo will file a Form SD and Conflict Minerals Report with the SEC on an annual basis in accordance with the Rule. The Form SD and this Report are also available at https://investors.credosemi.com under the heading “Financials” → “SEC Filings”.
Description of Due Diligence Measures Performed
Conflict Minerals Processing Facilities
Based on the information provided by our suppliers and otherwise obtained through the due diligence process described above, we have identified the processing facilities from which 3TG contained in our products is sourced, which are listed in Table 1 below.

Country of Origin of Conflict Minerals
Based on information provided by our suppliers, or otherwise obtained through the due diligence process described above, we have identified that some of the 3TG may have originated from mines located in the Covered Countries.

Efforts to Determine Mine or Location of Origin
As described above, the primary focus of our due diligence on the source and chain of custody of the 3TG in our supply chain was based on the collection and assessment of (i) data provided by our suppliers on the CMRT, (ii) data provided by the RMI, (iii) data provided by our customers, and (iv) data obtained by means of our own research. As part of our review and assessment of this data, we prepared a list of SORs in our supply chain and compared this list against the list of facilities maintained by RMI’s RMAP to identify which SORs are Conformant or Active.
Independent Private Sector Audit
Credo has not voluntarily elected to describe any of its products as “DRC conflict free,” and for this reason, an independent private sector audit of this Report has not been conducted.
Results of Our Due Diligence Measures
Through our diligence process described above, we achieved a response rate of 100% for our supply chain survey. As reported to us by our relevant suppliers, we have included a list of SORs determined to be legitimate processing facilities by the RMI, London Bullion Market Association (“LBMA”) and/or the Responsible Jewellery Council (“RJC”) and the locations of these facilities in Table 1 below. Because a majority of our suppliers provided supply chain information on a company level rather than on a product level, our list of SORs may include facilities that did not actually process the 3TG contained in our products.
We have identified 207 SORs in our supply chain at some point during the 2025 reporting year, of which 206 SORs were RMAP Conformant. We received CMRT data for the 2025 reporting year indicating that there was one SOR in our supply chain that was not RMAP Conformant but was Active, as described in Table 2 below. We will continue to monitor our suppliers’ Conflict Minerals sourcing practices.
Ongoing Improvement Efforts
For the next reporting period, we intend to continue taking steps to further mitigate the risk that armed groups in Covered Countries could benefit from our use of conflict minerals.
These steps include:
•continue to monitor our suppliers conflict minerals sourcing practices to ensure that our suppliers remain in compliance with our Policy;
•engage with our suppliers to obtain updated sourcing information regarding the conflict minerals in our supply chain;
•continue to support our suppliers’ efforts to encourage their SORs to obtain a conflict-free designation from a third-party audit program;
•advise any of our suppliers found to be sourcing from SORs that we identify as high-risk to establish an alternative source for 3TG;
•if required by the Rule, obtain an independent private sector audit for the Report; and
•continue to engage with the RBA, the RMI and other industry initiatives promoting conflict-free supply chains.

Exhibit 1.01

Exhibit 1.01
* * * *
FORWARD-LOOKING STATEMENTS
Except for statements of historical fact, this report contains forward-looking statements (within the meaning of U.S. federal securities laws) and are based on our current expectations, estimates, beliefs, and assumptions. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “intends”, “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “goals,” “objectives,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Actual events or results may differ materially from those described in this report due to a number of risks, assumptions and uncertainties. Accordingly, you should not place undue reliance on such statements. For factors that could cause our results to vary from our expectations, please see the risk factors identified in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us from time to time with the SEC. We undertake no intent or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Credo’s) are not incorporated by reference in, or considered to be a part of, this Report, unless expressly incorporated by reference herein.

Conflict Minerals Processing Facilities Status
For the 2025 reporting year, our suppliers identified 207 SORs as potential sources of necessary conflict minerals.
Out of the 207 SORs identified by our suppliers, 206 had unique smelter IDs identified in the RMI CMRT v6.5 published on April 25, 2025 (the “CMRT v6.5”).
Table 1 contains the name of, and mineral processed by, each Conformant SOR reported to be in our supply chain for the 2025 reporting year. The status of the SORs set forth as Conformant in Table 1 is based on information provided by the RMI, LBMA and/or RJC.
Table 2 contains the name of, and mineral processed by, each Active SOR reported to be in our supply chain for the 2025 reporting year. The status of the SORs set forth as Active in Table 2 is based on information provided by the RMI.
Table 3 contains the name of, and mineral processed by, each Active but not Conformant SOR reported to be in our supply chain for the 2025 reporting year, which are unlisted on the CMRT v6.5 as “ineligible”. The status of the SOR set forth as Active in Table 3 is based on information provided by the RMI.

Table 1: SORs Listed as RMAP Conformant Smelters and Refiners

Metal	Smelter or Refiner Name	Country Location
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY

Exhibit 1.01

Gold	Chugai Mining	JAPAN
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS

Exhibit 1.01

Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA

Exhibit 1.01

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	Dowa	JAPAN
Tin	DS Myanmar	MYANMAR
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas	BRAZIL

Exhibit 1.01

Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Table 2: Smelters and refiners not on RMAP Conformant list that are Active

Metal	Smelter or Refiner Name	Country Location
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA

Table 3: Smelters and refiners not on CMRT as “ineligible” that are Active but not Conformant

Exhibit 1.01

Metal	Smelter or Refiner Name	Country Location
Tin	DS Myanmar	MYANMAR

Credo continues to utilize the list of potential countries of origin provided by the RMI, whose database includes all potential countries of origin from the supply chains of all of RMI’s member participants and not just Credo. Information provided to us by the RMI is aggregated for all RMAP Conformant SORs in its database and does not necessarily imply use by Credo of materials sourced from these countries.